UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2007
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b) On May 31, 2007, Scott L. Glenn resigned from the board of directors of Somaxon Pharmaceuticals, Inc. (“Somaxon”) and as a member of the audit committee. Mr. Glenn’s resignation did not result from any disagreement with Somaxon concerning any matter relating to Somaxon’s operations, policies or practices. Mr. Glenn served as an independent Class I director whose term would otherwise have expired at the 2009 annual meeting of stockholders.
(d) On May 31, 2007, Somaxon’s board of directors appointed Michael L. Eagle to fill the vacancies on the board and the audit committee caused by Mr. Glenn’s resignation. Mr. Eagle was appointed as a Class I director, with an initial term expiring at the 2009 annual meeting of stockholders. This appointment by the remaining board of directors was based on the recommendation of its nominating/corporate governance committee. Mr. Eagle was recommended to the nominating/corporate governance committee by existing members of Somaxon’s board of directors, and has been determined by Somaxon’s board of directors to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.
     In connection with his appointment to Somaxon’s board of directors and the audit committee, Mr. Eagle will be entitled to receive compensation consistent with that of the company’s other non-employee directors under Somaxon’s Director Compensation Policy, as such policy may be amended from time to time.
     Somaxon issued a press release on June 1, 2007 announcing Mr. Glenn’s resignation and Mr. Eagle’s appointment to the board of directors, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 1, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: June 1, 2007
	By:	/s/ Kenneth M. Cohen
	Name:	Kenneth M. Cohen
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated June 1, 2007.